Exhibit 10.1

December 14, 2011

Mr. Thomas Carson

Dear Tom:

We are pleased to present this offer for the position of President and Chief Executive Officer (“CEO”) at Rovi Corporation (“Rovi” or the “Company”), reporting to the Board of Directors (the “Board”). You will also be appointed to the Board, with service to commence at your commencement of employment as CEO of Rovi. Your start date as CEO will be immediately upon the full execution of this Agreement.

Compensation and Benefits

Your compensation will include a base salary of $550,000 per year, paid semi-monthly, and subject to standard payroll deductions and withholdings.

For the 2012 fiscal year, you will be eligible to earn an annual incentive bonus equal to $550,000 based on your participation in the Company’s standard Senior Executive Company Incentive Plan (the “EIP”) for calendar year 2012. The EIP will provide you a payout at 100% achievement of targets equal to 100% of your base salary earned during 2012 and other benefits specified thereunder (payable in the Company’s discretion in cash or the equivalent value in equity in the case of discretionary incentives), subject to the terms and conditions applicable to such payouts and benefits, when adopted by the Board (or a duly authorized committee thereof). Such bonus amount, and the EIP, will be reviewed annually by the Board (or a duly authorized committee thereof). Except as provided in the Executive Severance and Arbitration Agreement, you must be employed on the day that your bonus (if any) is paid in order to earn the bonus. Therefore, subject to the Executive Severance and Arbitration Agreement, if your employment is terminated either by you without good reason or by the Company with cause prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid. Any earned bonuses shall be subject to standard payroll deductions and withholdings, and paid no later than March 15th of the year following the the year in which your right to the bonus ceases to be subject to a substantial risk of forfeiture, so as to comply with Treasury Regulations Section 1.409A-1(b)(4).

Additionally, subject to Board approval and you becoming CEO on or before January 1, 2012, you will be granted an option to purchase 300,000 shares of common stock (the “Option”). The grant date shall be the first day of the month following official approval by the Compensation Committee of the Board. If the first day of the following month is a perpetual holiday (such as January 1), then the grant date will be the next trading day. The price per share will be set at the closing market price of Rovi Corporation stock (NASDAQ: ROVI) on the grant date (or the closing price on the last day of trading prior to that date if the grant date falls on a weekend or holiday). The Option will start vesting on the grant date and will vest over four years in accordance with the terms and conditions of your option notice and agreement, which will be delivered under separate cover.

Additionally, subject to Board approval and you becoming CEO on or before January 1, 2012, you will be granted two Restricted Stock Awards, the first in the amount of 100,000 shares and the second in the amount of 150,000 shares (the “RSAs”). Per Rovi’s practice, restricted stock may be granted upon the following dates in 2012: January 3, March 1, May 1, July 1, September 1 and November 1. The grant date of the RSAs shall be the restricted stock grant date following official approval by the Compensation Committee of the Board. The first of such RSAs (the 100,000 share RSA) (the “Time-Based Vesting Shares”) will vest over four (4) years in accordance with the terms and conditions of the Company’s standard Notice of Restricted Stock Award and Restricted Stock Award Agreement. The second of such RSAs (the 150,000 share RSA) (the “Performance-Based Vesting Shares”) will vest over a period of up to four years based on the achievement of total annual (measured on a calendar year basis) adjusted pro forma operating profit (“APF Operating Profit”) performance metrics attached hereto as Exhibit A, with vesting commencing at 80% of APF Operating Profit plan and increasing in increments through 110% of APF Operating Profit plan, and in accordance with the terms and conditions of the Notice of Restricted Stock Award and Restricted Stock Award Agreement applicable thereto. The determination of the level of Rovi’s achievement of the APF Operating Profit plan for a given calendar year will be made by the independent Board members and vesting of the Performance-Based Vesting Shares will occur on the date of such determination. Except as provided in the Executive Severance and Arbitration Agreement, in order to vest in a portion of an award on a given vesting date, you must be employed by Rovi on such vesting date.

As a Rovi employee, you will continue to receive Company benefits pursuant to Company policy and subject to the terms and conditions of the governing plans.

Other Agreements/Policies

As a condition of your employment as CEO, you will continue to be bound by the following agreements following your commencement of employment as CEO:

1)	Proprietary Information, Inventions and Ethics Agreement;

2)	Procedures and Guidelines Governing Securities Trades by Company Personnel;

3)	Code of Personal and Business Conduct and Ethics; and

4)	Arbitration Policy.

At Will Employment

As Rovi’s employment relationship with you is at-will, either Rovi or you may terminate the employment relationship at any time, with or without Cause (as defined herein), and with or without advance notice. Your employment at-will status can only be modified in a written agreement signed by you and the Chairman of the Board. Notwithstanding the foregoing, effective your first day as CEO, the Company will enter into an Amended and Restated Executive Severance and Arbitration Agreement (the “Executive Severance and Arbitration Agreement”) with you in the form enclosed, under which you would be provided severance pay and other benefits set forth therein upon the occurrence of the events specified therein. Any dispute arising out of or relating to your employment with the Company will be subject to binding arbitration as set forth in the Executive Severance and Arbitration Agreement. Upon a termination of your employment for “Cause” (as defined in the Executive Severance and Arbitration Agreement), your right to receive compensation and benefits will terminate immediately upon the effective date of the termination for Cause. Without limiting the foregoing, you will not receive any base salary for any period after the effective date of any such termination for Cause, will not receive any EIP bonus for any year during which any such termination for Cause occurs and will not be entitled to further vesting or accelerated exercisability of any Stock Awards following any such termination for Cause.

Section 409A

It is intended that all of the payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.

Miscellaneous

Upon your commencement of employment as CEO, this Agreement and the other agreements referenced herein shall be the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and shall supersede and replace any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and a duly authorized member of the Board. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California without regard or reference to the rules of conflicts of law that would require the application of the laws of any other jurisdiction.

If the foregoing meets with your approval, please indicate by signing below and returning a copy of this letter to Rovi’s HR Department to the attention of Eileen Schloss. By signing below, you further agree to respect the Company’s work rules and faithfully carry out the duties herein. Two (2) duplicates of this contract are to be created; both the Company and you will retain a copy.

Sincerely,

/s/ Andrew K. Ludwick

Andrew K. Ludwick

Chairman of the Board of Directors

Agreed & Accepted:	/s/ Thomas Carson	12/14/11
	Thomas Carson	Date

Exhibit A: Performance-Based Vesting Shares Vesting Matrix Based on APF Operating Profit Plan Achievement

Exhibit A

Performance-Based Vesting Shares Vesting Matrix Based on APF Operating Profit Plan Achievement

PERFORMANCE VS. APF OPERATING PROFIT PLAN
(Annual base 37,500 shares)
% of Plan	Vesting Factor	# Shares
110+	1.5	56,250
109	1.45	54,375
108	1.4	52,500
107	1.35	50,625
106	1.3	48,750
105	1.25	46,875
104	1.2	45,000
103	1.15	43,125
102	1.1	41,250
101	1.05	39,375
100	1.0	37,500
99	0.97	36,375
98	0.94	35,250
97	0.91	34,125
96	0.88	33,000
95	0.85	31,875
94	0.82	30,750
93	0.79	29,625
92	0.76	28,500
91	0.73	27,375
90	0.7	26,250
89	0.67	25,125
88	0.64	24,000
87	0.61	22,875
86	0.58	21,750
85	0.55	20,625
84	0.52	19,500
83	0.49	18,375
82	0.46	17,250
81	0.43	16,125
80	0.4	15,000
Below 80	0	0

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